EXHIBIT 99.1

Pentair, Inc.
5500 Wayzata Boulevard, Suite 800
Golden Valley, MN 55416
763 656 5278 Tel
763 656 5402 Fax

News
PENTAIR NAMES JOHN L. STAUCH NEW CHIEF FINANCIAL OFFICER
GOLDEN VALLEY, Minn. — February 1, 2007 — Pentair, Inc. (NYSE: PNR) today announced that John L. Stauch, 42, will join the company as Executive Vice President and Chief Financial Officer. Mr. Stauch most recently served as Chief Financial Officer (CFO) of Honeywell International’s $11 billion Automation and Control Solutions group (NYSE: HON). His appointment as CFO of Pentair will be effective in late February.
“I am very pleased to have a finance leader of John’s proven capabilities and reputation as Pentair’s new chief financial officer,” said Randall J. Hogan, chairman and chief executive officer. “John’s breadth of experience in finance and investor relations, his strong understanding of operations, and his successful leadership in complex global business environments will serve as powerful assets for Pentair as we drive high performance,” Hogan added.
During his 10 year career at Honeywell International and its predecessor, Allied Signal, Mr. Stauch held wide-ranging finance leadership roles including investor relations, financial planning and analysis, and division CFO positions across a number of global industries. Mr. Stauch also served as CFO at PerkinElmer Optoelectronics, a technology company serving the biomedical market and a business unit of PerkinElmer, Inc. (NYSE: PKI). He began his career at General Motors in plant controllership and financial analyst roles. Mr. Stauch holds a bachelor of arts degree in finance from Michigan State University.
Stauch succeeds Dave Harrison, who, last year, announced his intent to retire. Mr. Harrison served as Pentair’s CFO for 8 years, helping to drive the company’s transformation to a diversified operating company focused on two attractive industries: water and technical products. “Dave made many important contributions to Pentair’s performance during his tenure. Pentair’s Board of Directors, employees and I appreciate his talent and commitment to the company,” Hogan noted.
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About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures market, designing and manufacturing standard, modified, custom and thermal enclosures that house and protect sensitive electronics and electrical components. With 2005 revenues of $2.95 billion, Pentair has approximately 15,000 employees worldwide.
Contact:
Rachael Jarosh
Communications and Investor Relations
Tel.: (763) 656-5280
E-mail: rachael.jarosh@pentair.com